Exhibit 10.1
CUSIP Number: 29273SAG2
364-DAY TERM LOAN AGREEMENT
Dated as of October 5, 2007
among
ENERGY TRANSFER PARTNERS, L.P.,
as the Borrower,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
The Other Lenders Party Hereto
WACHOVIA CAPITAL MARKETS, LLC
as
Sole Lead Arranger and Sole Book Manager
$310,000,000 364-Day Term Loan

i

Schedules:

Schedule 1 – Commitments
Schedule 3 – Disclosure Schedule
Schedule 10.02 – Notices
Exhibits:

Exhibit A – Form of Assignment and Assumption Agreement
Exhibit B – Form of Compliance Certificate
Exhibit D – Form of Loan Notice
Exhibit E – Form of Note
Exhibit F – Form of Opinion of Special Counsel to the Borrower

364-DAY TERM LOAN AGREEMENT
     This 364-DAY TERM LOAN AGREEMENT (“Agreement”) is entered into as of October 5, 2007, among ENERGY TRANSFER PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
     In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means the acquisition of Canyon Gas Resources, LLC from Cantera Resources Holdings LLC as provided in the Acquisition Agreement.
     “Acquisition Agreement” means the Purchase Agreement dated as of August 28, 2007 between the Borrower and Cantera Resources Holdings LLC.
     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders in the aggregate amount of $310,000,000.
     “Agreement” means this 364-Day Term Loan Agreement, as amended or supplemented from time to time in accordance with the terms hereof.
     “Applicable Percentage” means with respect to any Lender (i) on or prior to the Closing Date, the percentage of the Aggregate Commitments represented by such Lender’s Commitment on the Closing Date, and (ii) thereafter, the percentage of the aggregate outstanding amount of all Loans represented by the outstanding amount of such Lender’s Loan.
     “Applicable Rate” means, on any day, with respect to any Eurodollar Loan, the percent per annum set forth below under the caption “Eurodollar Margin,” based upon the Level corresponding to the Ratings by the Rating Agencies applicable on such date:

Ratings:
(Fitch/Moody’s/S&P)	Eurodollar Margin
Level 1 ≥BBB+/Baa1/BBB+	0.350%
Level 2 BBB/Baa2/BBB	0.450%
Level 3 BBB-/Baa3/BBB-	0.600%
Level 4 ≤BB+/Ba1/BB+	0.800%
     For purposes of the foregoing, (a) if only one Rating is determined, the Level corresponding to that Rating shall apply; (b) if there are only two Ratings, then (i) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (ii) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (c) if there are three Ratings, then (i) if all three are at different Levels, the middle Level shall apply and (ii)  if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (d) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (e) if no Rating is determined, Level 4 shall apply. Changes in the Applicable Rate will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
     The Applicable Rate for Base Rate Loans at all times is zero percent (0.0%).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Base Rate Loan” means a Loan or portion of a Loan that bears interest based on the Base Rate.
     “Borrower” means Energy Transfer Partners, L.P., a Delaware limited partnership.
     “Borrowing” means Loans of the same Type made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Cash Equivalents” means Investments in:
     (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
     (b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by either Rating Agency;
     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;
     (d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and
     (e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the existence of any of the following: (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Investor, shall be the legal or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the then total Equity Interests of the GP Owner; or (b) the failure of the General Partner, or any other Wholly Owned Subsidiary of the GP Owner, to constitute all of the general partners of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the GP Owner by Persons who were neither (i) nominated, approved or appointed by the board of directors of the GP Owner nor (ii) appointed by directors so nominated, approved or appointed. As used herein “Permitted Investors” means any of (A) Ray C. Davis, Kelcy L. Warren, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes) or (B) Natural Gas Partners VI, L.P.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated with respect thereto.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment” means, as to each Lender, its obligation to make its Loan to the Borrower pursuant to Section 2.01 on the Closing Date in an aggregate principal amount not to exceed the Commitment amount set forth opposite such Lender’s name on Schedule 1.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.
     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries. Notwithstanding the foregoing, when used in reference to the Borrower and its subsidiaries, “Consolidated” shall exclude the effect on the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of the Borrower and its subsidiaries of all Unrestricted Subsidiaries, determined as if neither the Borrower nor any of its subsidiaries held any Equity Interest in Unrestricted Subsidiaries.
     “Consolidated EBITDA” means, for any period (without duplication), Consolidated Net Income for such period, plus (a) each of the following to the extent (other than with respect to clause (a)(v) below) deducted in determining such Consolidated Net Income (i) all Consolidated

Interest Expense, (ii) all income taxes (including any franchise taxes to the extent based upon net income) of the Borrower and its Subsidiaries for such period, (iii) all depreciation and amortization (including amortization of good will and debt issue costs) of the Borrower and its Subsidiaries for such period, (iv) any other non-cash charges or losses of the Borrower and its Subsidiaries for such period, and (v) so long as any of the HOLP Companies are Unrestricted Subsidiaries, general and administrative expense of the Borrower (on an unconsolidated basis) to the extent allocated to the HOLP Companies during such period not to exceed $5,000,000 for any period of four Fiscal Quarters, minus (b) each of the following (i) all non-cash items of income or gain of the Borrower and its Subsidiaries which were included in determining such Consolidated Net Income for such period, and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in determining Consolidated Net Income. Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:
     (1) If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, the Borrower or any Subsidiary shall have made any disposition or acquisition of operating assets, shall have consolidated or merged with or into Person (other than a Subsidiary), or shall have made any disposition of a Subsidiary or an acquisition of a Subsidiary, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.
     (2) Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments applicable to such period.
     “Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication): (a) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (b) Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) Capital Leases Obligations of the Borrower and its Subsidiaries, and (d) all Indebtedness in respect of any Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of any Person other than the Borrower or any of its Subsidiaries, but excluding (i) Performance Guaranties and (ii) obligations of the Borrower or any Subsidiaries under Hybrid Securities; provided, however, Consolidated Funded Indebtedness shall not include Excluded Inventory Indebtedness.
     “Consolidated Interest Expense” means, for any period, all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s))

during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income during such period.
     “Consolidated Net Income” means, for any period (without duplication), the Borrower’s and its Subsidiaries’ gross revenues for such period, minus the Borrower’s and its Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis. Consolidated Net Income shall be adjusted to exclude the effect of (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, or (c) any non-cash gains or losses resulting from mark to market activity as a result of SFAS 133, (d) net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (e) income or losses attributable to Unrestricted Subsidiaries, joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include the lesser of (i) any cash distributions received by the Borrower or its Subsidiaries from Unrestricted Subsidiaries, joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, in each case during such period or (ii) 15% of Consolidated EBITDA for such period.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of Consolidated assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.
     “Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.04 or Article III of one Type of Loan into another Type of Loan.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means, at the time in question, (a) for any Eurodollar Loan (up to the end of the applicable Interest Period), two percent (2%) per annum plus the Applicable Rate for Eurodollar Loans plus the Eurodollar Rate then in effect or (b) for each Base Rate Loan two percent (2%) per annum plus the Base Rate; provided, however, the Default Rate shall never exceed the Maximum Rate.
     “Default Rate Period” means (i) any period during which any Event of Default specified in Section 8.01(a), (b) or (j) is continuing and (ii) upon the request of the Majority Lenders, any period during which any other Event of Default is continuing.
     “Disclosure Schedule” means Schedule 3 hereto.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the quarterly distribution of cash by the Borrower to its partners in the ordinary course of business.
     “Distribution” means, as to any Person, with respect to any shares of any capital stock, any units, any partnership interests or other equity securities or ownership interests issued by such Person, (a) the retirement, redemption, purchase or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.
     “ERISA Affiliate” means the Borrower and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such entity, are treated as a single employer under Section 414 of the Code.
     “ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any of the Borrower or any Subsidiary has a fixed or contingent liability.
     “Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London offices of Wachovia Bank, National Association in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Event of Default” has the meaning given to such term in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Inventory Indebtedness” means Indebtedness of the Borrower and its Subsidiaries (whether under this Agreement or other Indebtedness permitted to be incurred under the terms of this Agreement) incurred to finance the purchase or holding by one or more of the Borrower or any Subsidiary of inventories of gas held in storage at the Bammel reservoir for sale and delivery in the ordinary course of business, that is designated by the Borrower as Excluded Inventory Indebtedness, subject to the following conditions: (i) the Borrower will designate the amount of Indebtedness that is Excluded Inventory Indebtedness in connection with each determination of Consolidated Funded Indebtedness, (ii) the aggregate amount of Excluded Inventory Indebtedness on any day shall not exceed the value of inventory then owned by the Borrower or any Subsidiary on such day which is held in storage at the Bammel reservoir for sale and delivery in the ordinary course of business and with respect to which the price has been hedged to substantially eliminate price risk in compliance with the Risk Management Policy, the value of such inventory determined based on the price as so hedged and any margin calls relating to such hedges, and (iii) the aggregate amount of Excluded Inventory Indebtedness on any day shall not exceed $400,000,000.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal

Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fiscal Quarter” means (a) a fiscal quarter of the Borrower ending on the last day of November, February, May or August, or (b) if the Borrower notifies the Administrative Agent in writing that the Borrower has changed its fiscal year to December 31, thereafter a fiscal quarter of the Borrower ending on the last day of March, June, September or December.
     “Fiscal Year” means (a) a fiscal year of the Borrower ending on August 31, or (b) if the Borrower notifies the Administrative Agent in writing that the Borrower has changed its fiscal year to December 31, thereafter a fiscal year of the Borrower ending on December 31.
     “Fitch” means Fitch, Inc., or its successor.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated Subsidiaries.
     “General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case, so long as such Person is the sole general partner of the Borrower and a wholly-owned Subsidiary of the GP Owner.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “GP Owner” means Energy Transfer Equity, L.P., and any successor by merger, consolidation or reincorporation
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
     “Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
     “Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-

market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).
     “HHI” means Heritage Holdings, Inc., a Delaware corporation, or the corporate, partnership or limited liability successor thereto.
     “HOLP” means Heritage Operating, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto.
     “HOLP Companies” means HOLP and each Wholly-Owned Subsidiary of HOLP, whether now existing or hereafter formed or acquired.
     “Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities with maturities of at least 20 years issued either by the Borrower or by wholly owned special purpose entities that are Subsidiaries.
     “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.01(h) only, all obligations of such Person in respect of Hedging Contracts.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” or Indemnitees” has the meaning given to such term in Section 10.04(b).
     “Initial Financial Statements” means (i) the audited Consolidated annual financial statements of the Borrower as of August 31, 2006 and (ii) the unaudited interim Consolidated quarterly financial statements of the Borrower as of May 31, 2007.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment

Dates; and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter (or nine or twelve months thereafter if consented to by all the Lenders), as selected by the Borrower in its Loan Notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture Interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of such Investment (less all costs thereof) or other cash Distributions or proceeds received from such Investment, whether as earnings or as a return of capital, in an aggregate amount up to but not in excess of the amount of such Investment.
     “Joint Venture Interest” means an acquisition of or Investment in Equity Interests in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia, held directly or indirectly by the Borrower, that will not be a Subsidiary or Unrestricted Subsidiary after giving effect to such acquisition or Investment.
     “Laws” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.
     “Lender” has the meaning given to such term in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     “Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding on the specified date to (b) the Consolidated EBITDA for the specified four Fiscal Quarter period.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.
     “Loan Documents” means this Agreement, each Note, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
     “Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit D.
     “Majority Lenders” means, as of any date of determination (i) prior to the funding of the Loans, Lenders having more than 50% of the Aggregate Commitments and (ii) after the funding of the Loans, Lenders holding in the aggregate more than 50% of the aggregate amount of outstanding Loans at such time.
     “Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement and the Notes, or (iii) the validity or enforceability of this Agreement or the Notes.
     “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries with multi-year customer contracts, the aggregate capital cost of which exceeds $30,000,000.
     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to completion of the Material Project (and including the Fiscal Quarter in which completion occurs), a percentage (based on the then-current completion percentage of the Material Project) of an amount to be approved by the Administrative Agent, in its reasonable judgment, as the projected Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project (such amount to be determined based on the multi-year customer contracts relating to such Material Project, the creditworthiness of the other parties to any such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled completion, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed reasonably appropriate by Administrative Agent), which shall be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the Fiscal Quarter in which construction of such Material Project commences and for each Fiscal

Quarter thereafter until completion of the Material Project (and including the Fiscal Quarter in which completion occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following its completion); provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced, for quarters ending after the scheduled completion date to (but excluding) the first full quarter after completion, by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) for the first full Fiscal Quarter following completion of the Material Project, for the first two full Fiscal Quarters following such completion, and for the first three full Fiscal Quarters following such completion, an amount equal to the lesser of (x) actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to the Material Project for such first full Fiscal Quarter times four, such first two full Fiscal Quarters times two, and such first three full Fiscal Quarters times four/thirds, respectively, and (y) actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to the Material Project for such first full Fiscal Quarter, such first two full Fiscal Quarters, and such first three full Fiscal Quarters, respectively, plus projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such completion.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:
     (a) not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to the delivery of a certificate required by the terms and provisions of Section 6.01(b) if Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.11 under clause (i) thereof, the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled commercial operation date for such Material Project, (ii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iii) information, as applicable, regarding (A) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (B) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (C) projected revenues from such contracts or settlements, as the case may be, (D) projected capital costs and expenses, and (E) commodity price assumptions, and (iv) such other information previously requested by the Administrative Agent which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisition, consolidation or merger as provided in clause (1) of the definition of Consolidated EBITDA).
     “Material Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on any date of determination.
     “Maturity Date” means the day that is 364 days after the Closing Date.
     “Maximum Rate” has the meaning given to such term in Section 10.09.
     “Moody’s” means Moody’s Investors Service, Inc., or its successor.
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction, (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any of the Borrower thereof of any proceeding under any Debtor Relief Laws naming it as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning given to such term in Section 10.06(d).
     “Performance Guaranties” means, collectively, guaranties by the Borrower of obligations of any Unrestricted Subsidiary (but not of Indebtedness of any Unrestricted Subsidiary) not to exceed in the aggregate amount outstanding of $100,000,000 at any time.
     “Permitted Acquisition” means (A) the acquisition by the Borrower or a Subsidiary of Equity Interests in a Person resulting in such Person becoming a Subsidiary or (B) the acquisition by the Borrower or a Subsidiary of all or substantially all of the business, assets, operating division or business unit of any Person (whether in a single transaction or a series of related transactions) or (C) a merger or consolidation of any Person with or into the Borrower or a Subsidiary so long as the survivor is the Borrower or a Subsidiary or becomes a Subsidiary upon consummation thereof; provided, that (i) prior to and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; and (ii) all representations and warranties contained in this Agreement shall be true and correct in all material respects as if restated immediately following the consummation of such acquisition; and (iii) the Borrower has provided to the Administrative Agent an officer’s certificate, in form reasonably satisfactory to the Administrative Agent, certifying that each of the foregoing conditions has been satisfied.
     “Permitted Investors” has the meaning given to such term in the definition of “Change of Control.”
     “Permitted Lien” has the meaning given to such term in Section 7.02.
     “Permitted Priority Debt” means (i) Indebtedness of a Subsidiary, whether or not secured, other than Indebtedness permitted under subsections (a) through (e) of Section 7.01 and (ii) Indebtedness of the Borrower or any Subsidiary secured by Liens on property of the Borrower or any Subsidiary, other than Liens permitted under subsections (a) through (o) of Section 7.02, not to exceed at any one time outstanding in the aggregate under clause (i) and (ii), but without duplication, an aggregate principal amount equal to 15% of Consolidated Net Tangible Assets.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Quarterly Testing Date” means the last day of each Fiscal Quarter.

     “Rating” means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced) long-term debt of the Borrower.
     “Rating Agency” means Fitch, S&P or Moody’s.
     “Register” has the meaning given to such term in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.
     “Risk Management Policy” means the Risk Management Policy of the Borrower in effect on the date of this Agreement as amended from time to time.
     “S&P” means Standard & Poor’s Ratings Services (a division of McGraw Hill, Inc.) or its successor.
     “Specified Acquisition” means an acquisition of Person which becomes a Subsidiary, assets, operating lines or divisions by the Borrower or a Subsidiary for a purchase price of not less than $50,000,000.
     “Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date of a Specified Equity Offering and (c) if the Leverage Ratio is less than or equal to 4.75 to 1.00 on such date, the date of the Borrower’s delivery of a notice to the Administrative Agent terminating such Specified Acquisition Period accompanied by a certificate reflecting compliance with such Leverage Ratio; provided, in the event the Leverage Ratio exceeds 5.00 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter; provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.00 to 1.00. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.
     “Specified Equity Offering” means the date (or the last such date if more than one issuances are aggregated) that the proceeds are received by the Borrower of one or more issuances of equity by the Borrower for aggregate net cash proceeds of not less than twenty five percent (25%) of the aggregate purchase price of the Specified Acquisition. For purposes of clarification, the Borrower, the Administrative Agent and the Lenders agree that nothing in this Agreement, including this definition, shall obligate the Borrower at any time to issue equity for the purpose of financing all or any portion of the purchase price associated with a Specified Acquisition.
     “subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
     “Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.
     “TWP” means Transwestern Pipeline Company, LLC, a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto.
     “TWP Note Purchase Agreements” means collectively, (a) the Note Purchase Agreement dated as of November 17, 2004, among TWP and the purchasers named therein, as amended and supplemented, and (b) the Note Purchase Agreement dated as of May 24, 2007, among TWP and the purchasers named therein, as amended and supplemented.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
     “Unrestricted Subsidiaries” means each of the following: (i) the HOLP Companies, (ii) HHI and (iii) any other subsidiary of the Borrower which is designated as an Unrestricted Subsidiary pursuant to Section 6.09.
     “United States” and “U.S.” mean the United States of America.
     “Wholly Owned Subsidiary” means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such subsidiary that is a partnership, in each case such general partner interests not to exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.
     1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND LOANS
     2.01 Term Loans. Subject to the terms and conditions hereof, each Lender agrees to make a Loan (its “Loan”) to the Borrower in the amount of its Applicable Percentage of the amount requested by the Borrower as provided in Section 2.03, not to exceed such Lender’s Commitment. The Borrower may not request additional Loans after, and the Commitment of each Lender shall terminate on, the Closing Date. The Loans shall be due and payable in a single payment on the Maturity Date. Any portion of the Loans that is prepaid by the Borrower prior to the Maturity Date may not be reborrowed by the Borrower hereunder.
     2.02 Reserved.

     2.03 Requests for Loans. The Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the requested Loans to be funded by Lenders. Such notice constitutes a “Loan Notice” hereunder and must:
     (a) specify (i) the aggregate amount thereof to be funded as Base Rate Loans, (ii) the aggregate amount thereof to be funded as Eurodollar Loans and the length of the applicable Interest Period, and (iii) the date on which the Loans are to be funded; and
     (b) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which the Loans are to be made, or (ii) if the funding of the Loans will include Eurodollar Loans, the third Business Day preceding the day on which the Loans are to be made.
     Such written request or confirmation must be made in the form and substance of the Loan Notice attached as Exhibit D hereto, duly completed. Such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice requesting Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such Loans have been met, each Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower.
     2.04 Continuations and Conversions of Existing Loans. The Borrower may make the following elections with respect to the Loans outstanding: to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Eurodollar Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Eurodollar Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time, and (ii) the aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of Borrowings, with a separate notice given for each new Borrowing. Each such notice must:
     (a) specify the Loans which are to be Continued or Converted;
     (b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such Loans are to be Converted and the date on which such Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and
     (c) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
     Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.
     2.05 Use of Proceeds. The Borrower shall use all of the proceeds of the Loans to fund a portion of the purchase price for the Acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X. The Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.
     2.06 Prepayments of Loans.
     (a) Optional. The Borrower may, upon three Business Days’ notice to the Administrative Agent (which notice shall be irrevocable, and the Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $5,000,000 or any higher integral multiple of $1,000,000. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

     (b) Mandatory.
     (i) Immediately upon receipt thereof, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from the Disposition of any property other than (A) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (B) Dispositions of inventory in the ordinary course of business; (C) Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; (D) Dispositions of property to the Borrower or to a wholly-owned Subsidiary; and (E) Dispositions that do not exceed $25,000,000 of Net Cash Proceeds in the aggregate prior to the Maturity Date.
     (ii) Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than to the Borrower or to a wholly-owned Subsidiary), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.
     (iii) Immediately upon receipt thereof, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of (A) the amount of increases in the aggregate commitments for revolving credit loans to the Borrower or its Subsidiaries (whether as an increase in the aggregate commitments under its existing Amended and Restated Credit Agreement dated July 20, 2007, under any amendment or restatement thereof or under any new revolving credit agreements or a combination thereof) above the amount of such commitments on the Closing Date and (B) all Net Cash Proceeds received by the Borrower or its Subsidiaries from the incurrence or issuance by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money, other than (I) borrowings of revolving credit loans and (II) Indebtedness in respect of Capitalized Leases or purchase money obligations for fixed or capital assets.
     (iv) Notwithstanding the provisions of clause (i) of this Section 2.06(b), so long as no Default under Section 8.01(j), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i) of this Section 2.06(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i) of this Section 2.06(b) to be applied to prepay Loans exceeds $5,000,000. Upon the occurrence of a Default under Section 8.01(j), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under clause (i) of this Section 2.06(b) (without giving effect to the first and second sentences of this clause (iv)) but which have not previously been so applied.

     2.07 Interest Rates and Fees.
     (a) Interest Rates. Unless the Default Rate shall apply, (i) each Base Rate Loan shall bear interest on each day outstanding at the Base Rate in effect on such day and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day. During a Default Rate Period, all Loans and other Obligations shall bear interest on each day outstanding at the applicable Default Rate. The interest rate shall change whenever the applicable Base Rate, the Eurodollar Rate or the Applicable Rate for Eurodollar Loans changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.
     (b) Calculations and Determinations. All calculations of interest chargeable with respect to the Eurodollar Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to the Base Rate shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.
     (c) Past Due Obligations. The Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
     2.08 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.09 Payments Generally; Administrative Agent’s Clawback.
     (a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed. Such payment shall be made at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.10 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Unrestricted Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower and each Subsidiary consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such entity rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such entity in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that the Borrower shall not indemnify the Administrative Agent or any Lender for any such penalties, interest and reasonable expenses arising solely from such party’s failure to notify the Borrower of such Indemnified Taxes or Other Taxes within a reasonable period of time after such party has actual knowledge of such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO LOANS
       4.1 The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
     (i) counterparts of this Agreement executed by the Borrower and each Lender, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) such certificate of resolutions or other action, incumbency certificate and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of Vinson & Elkins L.L.P., counsel to the Borrower, substantially in the form of Exhibit F, in form and substance satisfactory to Administrative Agent, addressed to the Administrative Agent and each Lender;
     (vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the

Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Initial Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (viii) a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of the Borrower ended May 31, 2007, signed by a Responsible Officer of the Borrower;
     (ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (x) the Initial Financial Statements; and
     (xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders reasonably may require.
     (b) The Borrower shall have a Rating from at least one Rating Agency of BBB- or better.
     (c) All conditions to closing of the Acquisition shall have been satisfied in all material respects in accordance with the Acquisition Agreement.
     (d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section Error! Reference source not found., each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Additional Conditions to Loans.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of the Loan, both before and after giving effect to the Loan; and
     (b) At the time of and immediately after giving effect to the Loan, no Default shall have occurred and be continuing.
     The Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to each Lender that:
     5.01 No Default. Neither the Borrower nor any Subsidiary is in default in the performance of any of the covenants and agreements contained in any Loan Document to which the Borrower or such Subsidiary is party. No event has occurred and is continuing which constitutes a Default.
     5.02 Organization and Good Standing.  The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. The Borrower and each Subsidiary is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
     5.03 Authorization. The Borrower and each Subsidiary has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.
     5.04 No Conflicts or Consents. The execution and delivery by the Borrower and each Subsidiary of the Loan Documents to which it is a party, the performance the Borrower and each Subsidiary of its respective obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of the Borrower, any Subsidiary or the General Partner, or (3) any material Contractual Obligation, judgment, license, order or permit applicable to or binding upon the Borrower, any Subsidiary or the General Partner, (ii) result in the acceleration of any Indebtedness owed by the Borrower, any of its Subsidiaries, any of its Unrestricted Subsidiaries or the General Partner, or (iii) result in or require the creation of any Lien upon any assets or properties of the Borrower, any of its Subsidiaries or the General Partner, except, in each case, with respect to the preceding clauses (i) through (iii), as could not reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document or to consummate any transactions contemplated by the Loan Documents. Neither the Borrower nor any Subsidiary is in breach of or in default under any instrument, license or other agreement applicable to or binding upon such entity, which breach or default has had, or could reasonably be expected to have a Material Adverse Effect.
     5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents to which the Borrower is a party when duly executed and delivered will be, legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.
     5.06 Initial Financial Statements; No Material Adverse Effect.
     (a) The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements were prepared in accordance with GAAP. The Initial Financial Statements fairly present the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof.
     (b) Since the date of the Initial Financial Statements, no event or circumstance has occurred that has had a Material Adverse Effect.
     5.07 Taxes. The Borrower and each of its Subsidiaries has timely filed all tax returns and reports required to have been filed and has paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing is not yet due or is being in good faith contested as permitted by Section 6.06.
     5.08 Full Disclosure. No written certificate, statement or other information, taken as a whole, delivered herewith or heretofore by the Borrower to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made.
     5.09 Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect (i) there are no actions, judgments, injunctions, orders, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against the Borrower or any of its Subsidiaries or against any property of the Borrower or any of its Subsidiaries.
     5.10 ERISA. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.
     5.11 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.12 Ownership of Property; Liens. Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all material property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. There is no Lien on any property of the Borrower or any of its Subsidiaries, other than Liens permitted by Section 7.01.
     5.13 Environmental Compliance. The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in Schedule 5.09, they: (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.
     5.14 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.
     5.15 Margin Regulations; Investment Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) The Borrower is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower covenants and agrees that:
     6.01 Books, Financial Statements and Reports. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP and will furnish the following statements and reports to each Lender at the Borrower’s expense:
     (a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by Grant Thornton LLP, or other independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a)(i), and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (individually or with one or more on a combined basis) and the Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Year, setting forth, in each case, in comparative form, figures for the preceding Fiscal Year, certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding fiscal year.
     (b) As soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (i) the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b)(i) for any of the first three Fiscal Quarters of a Fiscal Year and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (individually or with one or more on a combined basis) and the Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Quarter, setting forth, in each case, in comparative form, figures for same period of the preceding Fiscal Year, certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year. In addition the Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief financial officer, principal accounting officer or treasurer of the General Partner, setting forth that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.11, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.
     (c) Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (e) above on the date that such information is posted at the Borrower’s website on the Internet or at such other website as notified to the Lenders.
     6.02 Other Information and Inspections. The Borrower will furnish to Administrative Agent any information which the Administrative Agent, at the request of any

Lender, may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with businesses and operations of the Borrower or any of its subsidiaries. The Borrower will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal Year unless a Default has occurred and is continuing) any of the Borrower property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and the Borrower shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to the Borrower, its representatives.
     6.03 Notice of Material Events. The Borrower will notify the Administrative Agent, and each Lender promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than thirty (30) days in the case of any other subsection below, after any Responsible Officer or general counsel of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:
     (a) the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect,
     (b) the occurrence of any Default,
     (c) the acceleration of the maturity of any Indebtedness owed by the Borrower or any of its Subsidiaries or of any default by the Borrower or any of its Subsidiaries under any Contractual Obligation of the Borrower or such Subsidiary, if such acceleration or default has had or could reasonably be expected to have a Material Adverse Effect,
     (d) the occurrence of any Termination Event,
     (e) the filing of any suit or proceeding, or the assertion in writing of a claim against the Borrower or any Material Subsidiary or with respect to the Borrower’s or any Material Subsidiary’s properties which could reasonably be expected to result in liability to Borrower or such Material Subsidiary in excess of $75,000,000;
     (f) the occurrence of any event of default by the Borrower or any of its Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, or (ii) any Indebtedness, to the extent, in the case of clauses (i) and (ii), such event of default could reasonably be expected to have a Material Adverse Effect on the consolidated financial condition, business, operations, assets or prospects of the Borrower; and
     (g) any announcement of any change in a Rating.

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to herein and stating what action the Borrower, Subsidiary or Material Subsidiary, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(b) shall describe with particularity any all provisions of this Agreement and if, applicable, other Loan Documents, that have been breached.
     6.04 Maintenance of Properties. Except where it will not have a Material Adverse Effect, the Borrower and each Subsidiary will (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.05 Maintenance of Existence and Qualifications. The Borrower and each Subsidiary will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect.
     6.06 Payment of Obligations. The Borrower and each Subsidiary will pay, before the same shall become delinquent or in default, its obligations, including tax liabilities, except where (a) the validity or amount thereof is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.
     6.07 Insurance. The Borrower shall at all times maintain at its own expense with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     6.08 Compliance with Law. The Borrower and each Subsidiary will comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.
     6.09 Subsidiaries and Unrestricted Subsidiaries.
     (a) The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary, provided that the Borrower may not make such designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Subsidiaries have outstanding Indebtedness or Guarantees, other than Indebtedness permitted under Section 7.01, or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the Borrower and its Subsidiaries), (ii) no Default or Event of Default

shall exist, (iii) all representations and warranties herein will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (iv) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions has been satisfied.
     (b) The Borrower may designate any Person who becomes a Subsidiary of the Borrower after the date hereof to be an Unrestricted Subsidiary, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that the Borrower may not make such a designation unless such designation is made not later than 30 days after the date such Person becomes a Subsidiary and, at the time of such action and after giving effect thereto, (i) such Subsidiary does not own, directly or indirectly, any Indebtedness or Equity Interests of the Borrower or any Subsidiary, (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) the Investment represented by such designation is permitted under clause (i) of the definition of Permitted Investments and (v) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower covenants and agrees that:
     7.01 Indebtedness. No Subsidiary will in any manner owe or be liable for Indebtedness except:
     (a) the Obligations;
     (b) Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary;
     (c) Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
     (d) Indebtedness in respect to future payment for non-competition covenants and similar payments under agreements governing a Permitted Acquisition by a Subsidiary;
     (e) unsecured Indebtedness of any Person that becomes a Subsidiary after the date hereof incurred prior to the time such Person becomes a Subsidiary; provided that (i) such Indebtedness is not created in contemplation of such Person becoming a Subsidiary and (ii) such Indebtedness is not assumed or Guaranteed by any other Subsidiary; and

     (f) Permitted Priority Debt.
     7.02 Limitation on Liens. Neither the Borrower nor any Subsidiary will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):
     (a) Liens existing on the date of this Agreement and listed in the Disclosure Schedule;
     (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;
     (c) pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of the Borrower or any Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;
     (e) deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
     (g) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
     (h) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any Subsidiary or the use thereof or the rights and interests of the Borrower or any Subsidiary therein, in any manner under any and all Laws;

     (i) rights reserved to the grantors of any properties of the Borrower or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;
     (j) inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;
     (k) statutory Liens in respect of payables;
     (l) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and (iv) such Liens do not secure Indebtedness other than Permitted Priority Debt;
     (m) Liens on cash margin collateral securing Hedging Contracts permitted under Section 7.10;
     (n) Liens in respect of operating leases covering only the property subject thereto; and
     (o) Liens in respect of Permitted Priority Debt.
     7.03 Limitation on Mergers, Sale of Assets. Neither the Borrower nor any Subsidiary will merger into or consolidate with any other Person, or permit any other Person to merger into or consolidate with it, or sell, transfer, lease (as a lessor) or otherwise dispose (in one transaction or in a series of related transactions) all (or substantially all) of its assets, or all or substantially all of the stock or other equity interest in any of its (a) subsidiaries, in the case of a Subsidiary, or (b) Subsidiaries, in the case of the Borrower (in each case, whether now owned or hereafter acquired), unless (i) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) if the Borrower is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and if a Subsidiary is involved in any such transaction, such Subsidiary is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition, whether or not otherwise permitted by this Section 7.03, have the effect of releasing Borrower from any of its obligations or liabilities under this Agreement.
     7.04 Reserved.
     7.05 Distributions. During the existence of a Default under Section 8.01(b) or (j) or of any Event of Default, neither the Borrower nor any Subsidiary will declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or any Subsidiary or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower or any Subsidiary.
     7.06 Investments. Neither the Borrower nor any of its Subsidiaries will purchase or otherwise acquire the capital stock or other equity of any other Person if (a) such purchase or other acquisition violates the Borrower’s or such Subsidiary’s partnership or other governing agreement, and (b) after giving effect to such purchase or other acquisition, the Borrower or such Subsidiary is not in compliance with Section 7.07.
     7.07 Change in Nature of Businesses. Neither the Borrower nor any Subsidiary will engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or, if substantially different therefrom, not permitted by the Borrower’s or such Subsidiary’s partnership or other governing agreement.
     7.08 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will directly or indirectly engage in any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates except: (a) transactions among the Borrower and it Subsidiaries or among the Subsidiaries, subject to the other provisions of this Agreement and (b) transactions entered into in the ordinary course of business of the Borrower or such Subsidiary on terms which are no less favorable to the Borrower or such Subsidiary than those which would have been obtainable at the time in arm’s-length transactions with Persons that are not Affiliates.
     7.09 Burdensome Agreements. Neither the Borrower nor any Subsidiary will enter into any material Contractual Obligation that by its express terms prohibits the Borrower or any Subsidiary or any Unrestricted Subsidiary to create, incur, assume or suffer to exist Liens on any material property of such Person to secure the Obligations; or enter into any agreement (other than (a) agreements permitted by Section 7.01(e) and (b) the TWP Note Purchase Agreements) restricting the ability of any Subsidiary to any payments, directly or indirectly, to the Borrower or a Material Subsidiary by way of Distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany changes, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to the Borrower or a Material Subsidiary.
     7.10 Hedging Contracts. Neither the Borrower nor any Subsidiary shall enter into or permit to exist any obligations under any Hedging Contracts for purposes of speculation.
     7.11 Leverage Ratio. (i) On each Quarterly Testing Date using the Consolidated Funded Indebtedness outstanding on such day and using Consolidated EBITDA for the four Fiscal Quarter period ending on such day, (ii) on the date of each Specified Acquisition using the Consolidated Funded Indebtedness that will be outstanding after giving effect to such Specified Acquisition and using Consolidated EBITDA for the four Fiscal Quarter period most recently ending prior to such Specified Acquisition for which financial statements contemplated by Section 6.01(b) are available to the Borrower (and giving pro forma effect to such Specified

Acquisition as provided in the definition of Consolidated EBITDA), and (iii) on each date on which the Borrower makes a Distribution permitted under Section 7.05, after giving effect thereto and using Consolidated EBITDA for the four Fiscal Quarter period most recently ending prior to such date for which financial statements contemplated by Section 6.01(b) are available to the Borrower, the Leverage Ratio will not exceed (A) 5.00 to 1.00 at any time other than during a Specified Acquisition Period and (B) 5.50 to 1.00 during a Specified Acquisition Period.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each an “Event of Default”):
     (a) The Borrower fails to pay the principal component of any Loan when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
     (b) The Borrower fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;
     (c) Any event defined as a “default” or “event of default” in any Loan Document (other than this Agreement) occurs, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;
     (d) The Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.03 or Article VII;
     (e) The Borrower fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;
     (f) Any representation or warranty previously, presently or hereafter made in writing by the Borrower in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;
     (g) Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason, or shall be declared null and void or the Borrower shall repudiate in writing its obligations thereunder, or the Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, under any Loan Document to which it is a party;
     (h) (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, following any applicable cure period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Contract an Early Termination Date (as defined in such Hedging Contract) resulting from (A) any event of default under such Hedging Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedging Contract) or (B) any Termination Event (as defined in such Hedging Contract) under such Hedging Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Hedging Termination Value owed by the Borrower or such Subsidiary to a single counterparty as a result thereof is greater than $50,000,000 for such Hedging Contract;
     (i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $50,000,000 with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
     (j) The Borrower or any Material Subsidiary:
     (i) has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or
     (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

     (iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
     (iv) has entered against it a final judgment for the payment of money in excess of $75,000,000 (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
     (v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or
     (k) Any Change of Control occurs.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:
     (a) declare the Commitment of each Lender to be terminated, whereupon the Commitment of each Lender shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
     provided, however, that upon the occurrence of an Event of Default described in subsections (j)(i), (j)(ii) or (j)(iii) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wachovia Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Unrestricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative

Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Manager, Arrangers, Senior Managing Agents, Managing Agents, or other Agents named herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Material Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (e) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
     (f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 0; and

     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (d) Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
     (e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices)

purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
     (d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (ii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
     (e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.07 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any Unrestricted Subsidiary relating to the Borrower or any Subsidiary or any Unrestricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary or any Unrestricted Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary or any Unrestricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the

Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT

OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower will comply with reasonable requests of any Lender for such information.
     10.17 Time of the Essence.  Time is of the essence of the Loan Documents.
     10.18 No Recourse. The parties hereto hereby acknowledge and agree that neither the General Partner nor any director, officer, employee, limited partner or shareholder of the Borrower or the General Partner shall have any personal liability in respect of the obligations of the Borrower under this Agreement and the other Loan Documents by reason of his, her or its status.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.
By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

		By:	/s/ Brian J. Jennings

Name: Brian J. Jennings
Title: Chief Financial Officer
Signature Page to 364-Day Term Loan Agreement
Energy Transfer Partners, L.P.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Henry R. Biedrzycki

Name:	Henry R. Biedrzycki
Title:	Director
Signature Page to 364-Day Term Loan Agreement
Energy Transfer Partners, L.P.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Tara Narasinam

Name: Tara Narasinam
Title: Associate
Signature Page to 364-Day Term Loan Agreement
Energy Transfer Partners, L.P.

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa

	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Richard L. Tavrow

	Name:	Richard L. Tavrow
	Title:	Director
Signature Page to 364-Day Term Loan Agreement
Energy Transfer Partners, L.P.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Senior Managing Agent and a Lender

By:	/s/ Brian Caldwell

Name: Brian Caldwell
Title: Director

By:	/s/ Nuper Kumar

Name: Nuper Kumar
Title: Associate
Signature Page to 364-Day Term Loan Agreement
Energy Transfer Partners, L.P.

Schedule 1
COMMITMENTS

Lender	Commitment

Wachovia Bank, National Association	$77,500,000
Credit Suisse, Cayman Islands Branch	$77,500,000
JPMorgan Chase Bank, N.A.	$77,500,000
UBS Loan Finance LLC	$77,500,000
TOTAL:	$310,000,000

Schedule 3
DISCLOSURE SCHEDULE
Section 5.04 No Conflicts or Consents
     None.
Section 5.09 Litigation
     None.
Section 5.10 ERISA
     None.
Section 7.02(a) Limitation on Liens
     None.

Schedule 10.02
NOTICES
If to Borrower:
Energy Transfer Partners, L.P.
3738 Oak Lawn Avenue, Dallas, Texas 75219
Attention: Chief Financial Officer
Phone: (214) 981-0726
Facsimile: (214) 981-0701
If to Administrative Agent:
Wachovia Bank, National Association
301 South College Street
Sixth Floor
Charlotte, NC 28288
Attention: Hank Biedrzycki
Phone: (704) 715-1789
Facsimile: (704) 383-6647

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Energy Transfer Partners, L.P., a Delaware limited partnership

4.	Administrative Agent: Wachovia Bank, National Association, as the Administrative Agent under the Agreement

5.	Credit Agreement: 364-Day Term Loan Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Energy Transfer Partners, L.P., a Delaware

[1]	Select as applicable.

limited partnership (the “Borrower”), Wachovia Bank, National Association, as the Administrative Agent, and the Lenders from time to time party thereto

6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders*	Assigned*	Commitment/Loans[2]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%
     [7. Trade Date:                     ]3
     Effective Date:                     , 20___[TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[The remainder of this page is intentionally left blank.]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:
     [Consented to and]4 Accepted:
WACHOVIA BANK, NATIONAL ASSOCIATION,
     as Administrative Agent

By:

Name:
Title:

[Consented to:][5]

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C., its general partner

By:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
     To: Wachovia Bank, National Association, as the Administrative Agent
     Ladies and Gentlemen:
     Reference is made to that certain 364-Day Term Loan Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Energy Transfer Partners, L.P., a Delaware limited partnership (the “Borrower”), Wachovia Bank, National Association, as the Administrative Agent, and the Lenders from time to time party thereto. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [the chief financial officer/principal accounting officer/treasurer] of Energy Transfer Partners, L.L.C., the general partner of General Partner and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the General Partner, in its capacity as the general partner of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     Attached hereto as Schedule 1 are the year-end audited financial statements (the “Financial Statements”) required by Section 6.01(a) of the Agreement for the Fiscal Year of the Borrower ended as of August 31, 200___(the “Reporting Date”), together with the report and opinion of an independent certified public accountant required by such section. Such Financial Statements are accurate and complete in all material respects and satisfy the requirements of the Agreement.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     Attached hereto as Schedule 1 are the unaudited financial statements (the “Financial Statements”) required by Section 6.01(b) of the Agreement for the Fiscal Quarter of the Borrower ended as of ___, 200[ ] (the “Reporting Date”). Such Financial Statements are accurate and complete in all material respects (subject to normal year-end adjustments) and satisfy the requirements of the Agreement.
     Attached hereto as Schedule 2 are calculations showing the Borrower’s compliance as of the Reporting Date with the requirements of Section 7.11(iii)(A) and Section 7.11(iii)(B) of the Agreement *[and the Borrower’s non-compliance as of such date with the requirements of Section(s) 7.11[(iii)(A)/(iii)(B)] of the Agreement]. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents.

     On the Reporting Date, the Borrower was, and on the date hereof is, in full compliance with the disclosure requirements of Section 6.03 of the Agreement, and no Default or Event of Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s)/ Event(s) of Default under Section(s)                      of the Agreement, which *[is/are] more fully described on Schedule 3 attached hereto].
[Use following paragraph 4 for fiscal year end or quarter-end financial statements, so long as any of the HOLP Companies are Unrestricted Subsidiaries]
     The undersigned has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of the Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete in all material respects.
IN WITNESS WHEREOF, this instrument is executed as of ___, ___.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner
By:	Energy Transfer Partners, L.L.C., its general partner

By:

Brian J. Jennings
Chief Financial Officer

For the Fiscal Quarter/Year ended ___________________(“Reporting Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 – Leverage Ratio.

	A.	Consolidate Funded Indebtedness:		$

	B.	Consolidated EBITDA for the four Fiscal Quarter period ending on the Reporting Date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period (adjustments made as described on the attached schedules for (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, or (c) any non-cash gains or losses resulting from mark to market activity as a result of SFAS 133, (d) net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (e) income or losses attributable to Unrestricted Subsidiaries, joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include the lesser of (i) any cash distributions received by the Borrower or its Subsidiaries from Unrestricted Subsidiaries, joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, in each case during such period or (ii) 15% of Consolidated EBITDA for such period):	$

		2.	Consolidated Interest Expense for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expenses for Subject Period:	$

	5.	Amortization expenses for Subject Period:	$

	6.	Non-cash charges or losses deducted in determining Consolidated Net Income for Subject Period:	$

	7.	General and administrative expenses of the Borrower (on an unconsolidated basis) to the extent allocated to the HOLP Companies (not to exceed $5,000,000 for any period of four Fiscal Quarters):	$

	8.	Non-cash income or gain included in determining Consolidated Net Income for Subject Period:	$

	9.	Cash payments in respect of items included in Line 6 subsequent to the Fiscal Quarter in which such non-cash charges or losses were made:	$

	10.	Pro forma adjustments for dispositions, acquisitions, consolidations or mergers as described on the attached schedules:	$

	11.	Material Project EBITDA Adjustments as described on the attached schedules:

	12.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9 [+/–] 10 [+/-]11):	$

C.	Leverage Ratio (Line I.A ÷ Line I.B.12):		to 1

Maximum permitted:			to 1

For the Fiscal Quarter/Year ended ___________________(“Reporting Date”)
Quarterly Information for Schedule 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated Net Income
+ Consolidated Interest Expense
+ income taxes
+ depreciation expense
+ amortization expense
+ non-cash expense
+ HOLP general and administrative expenses
- non-cash income
- cash payments in respect of non-cash expense previously deducted
[+/-] pro forma adjustments for dispositions, acquisitions, consolidations or mergers
[+/-] Material Project EBITDA Adjustments
= Consolidated EBITDA

EXHIBIT D
FORM OF LOAN NOTICE
Date: ___________, _____
     To: Wachovia Bank, National Association, as the Administrative Agent
     Ladies and Gentlemen:
     Reference is made to that certain 364-Day Term Loan Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Energy Transfer Partners, L.P., a Delaware limited partnership (the “Borrower”), Wachovia Bank, National Association, as the Administrative Agent, and the Lenders from time to time party thereto. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
[Pursuant to the terms of the Agreement, the Borrower hereby requests the Lenders to make Loans to Borrower in the aggregate principal amount of $ ___and specifies ___, ___, as the date Borrower desires for the Lenders to make such Loans and for the Administrative Agent to deliver to the Borrower the proceeds thereof. [Such Loans are hereby designated as follows:
Type of Loans: [Eurodollar Loans][Base Rate Loans]
Length of Interest Periods for Eurodollar Loan: ___months.]
[Borrower hereby requests a conversion or continuation of existing Loans into a new Borrowing pursuant to Section 2.04 of the Agreement as follows:
Existing Borrowing(s) of Loans to be Continued or Converted:
          $                     of Eurodollar Loans with Interest Period ending

          $                      of Base Rate Loans

Aggregate amount of new Borrowing:	$
Type of Loans in new Borrowing:	[Eurodollar Loans][Base Rate Loans]
Date of Continuation or Conversion:
Length of Interest Period for Eurodollar Loans:	months]
To induce the Lenders to [make/continue/convert] such Loans, the Borrower hereby represents, warrants, acknowledges, and agrees to and with the Administrative Agent and each Lender that:
(a) The undersigned is the duly elected, qualified and acting officer of Energy Transfer Partners, L.L.C., the general partner of General Partner, as indicated below such officer’s signature hereto having all necessary authority to act for the Borrower in making the request herein contained.

(b) The representations and warranties made by the Borrower in the Agreement are true and correct in all material respects on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except, for the purposes of this Loan Notice, that the representations and warranties contained in Section 5.06(a) of the Agreement shall be deemed to refer to the most recent financial statements furnished to the Lenders by the Borrower.
(c) There does not exist on the date hereof any condition or event that constitutes a Default or Event of Default that has not been waived in writing as provided in Section 10.01 of the Agreement; nor will any such Default or Event of Default exist upon the Borrower’s receipt and application of the Loans requested hereby.
(d) The Borrowings requested herein comply with the requirements set forth in Section [2.03] of the Agreement.
The undersigned hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of the Borrower are true, correct and complete in all material respects.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, this instrument is executed as of                     , ___.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner
By:	Energy Transfer Partners, L.L.C., its general partner

By:

Brian J. Jennings
Chief Financial Officer

EXHIBIT E
FORM OF NOTE

$	, 200___

     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                                              or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain 364-Day Term Loan Agreement, dated as of September ___, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among Borrower, Wachovia Bank, National Association, as the Administrative Agent, and the Lenders from time to time party thereto. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

E-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its
general partner

By:	Energy Transfer Partners, L.L.C., its
general partner

By:
Brian J. Jennings
Chief Financial Officer

E-2

EXHIBIT F
FORM OF LEGAL OPINION FOR VINSON & ELKINS
[SEE ATTACHED]

F-1

October 5, 2007
Wachovia Bank, National Association, as Administrative Agent
      on behalf of the Lenders defined below
1001 Fannin Street, Suite 2255
Houston, Texas 77002
     Re: 364-Day Term Loan Agreement
Dear Ladies and Gentlemen:
We have acted as special counsel to Energy Transfer Partners, L.P., a Delaware limited partnership, as the borrower (the “Company”), in connection with that certain 364-Day Term Loan Agreement, dated as of October 5, 2007 (the “Loan Agreement”), among the Company, Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the financial institutions from time to time party thereto as lenders (collectively, the “Lenders” and each individually, a “Lender”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement. This opinion letter is delivered to you at the Company’s request pursuant to Section 4.01(a)(v) of the Loan Agreement.
     In rendering the opinions set forth herein, we have examined:
          (i) the Loan Agreement;
          (ii) the Notes executed by the Company in favor of each Lender requesting a Note and delivered to the Administrative Agent on the date hereof;
          (iii) the certificate of limited partnership and limited partnership agreement of each of the Company and Energy Transfer Partners GP, L.P., and the certificate of formation and limited liability company agreement of Energy Transfer Partners, L.L.C., each as amended through the date hereof; and
          (iv) resolutions of the board of directors of Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of the Company with respect to the transactions referred to herein;
          The documents listed in clauses (i) and (ii) above are referred to herein as the “Transaction Documents”. Additionally, in rendering the opinions set forth below, we have reviewed such other records, certificates and documents as we have deemed appropriate for

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
London Moscow New York Shanghai Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

October 5, 2007 Page 4
the purposes of such opinions. As to any facts material to our opinions, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Company and on the representations and warranties set forth in the Transaction Documents.
          In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, which assumptions we have not independently verified. In addition, we have assumed that (i) each party to the Transaction Documents (other than the Company) is a corporation, partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) each party to the Transaction Documents (other than the Company) has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) each Transaction Document has been duly executed and delivered by each party to the Transaction Documents (other than the Company); (iv) the execution, delivery and performance by each party to the Transaction Documents (other than the Company) of the Transaction Documents to which it is a party have been duly authorized by all necessary action (corporate, partnership, limited liability company or otherwise) and do not contravene the bylaws or other constituent documents of such party; (v) the execution, delivery and performance of the Transaction Documents by each party thereto do not (A) conflict with or result in the breach of any document or instrument binding on it, or (B) contravene any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of them (except that we have not made such assumption with respect to Applicable Laws (as defined below) applicable to the Company as to which we express our opinion in paragraph 5(b); (vi) no authorization, approval, consent, order, license, franchise, permit or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance of the Transaction Documents by each party thereto that has not been duly obtained or made and that is not in full force and effect (except that we have not made such assumption with respect to Governmental Approvals (as defined below) required to be obtained or taken by the Company as to which we express our opinion in paragraph 6); (vii) the Transaction Documents constitute valid, binding and enforceable obligations of each party thereto (other than the Company); and (viii) the laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the terms of the Transaction Documents. With respect to certain of the foregoing matters as they relate to the Company, please refer to the opinion letter, dated as of the date hereof, delivered to you by Thomas P. Mason, General Counsel of Energy Transfer Partners, L.L.C., a Delaware limited liability company, acting in its capacity as general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership (“ETP GP”) acting in its capacity as general partner of the Company.

October 5, 2007 Page 5
          Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:
1.	The Company is validly existing and is in good standing under the laws of the State of Delaware.

2.	(a) The Company has the power and authority under the Delaware Revised Uniform Limited Partnership Act and its agreement of limited partnership to execute and deliver each of the Transaction Documents and to perform its obligations thereunder.

(b) The execution and delivery by the Company of each Transaction Document and the performance by it of its obligations thereunder have been duly authorized by the general partner of the Company acting in its capacity as such pursuant to the terms of the agreement of limited partnership of the Company, which vests the management of the Company with the general partner.

3.	Each Transaction Document has been duly executed and delivered by the Company.

4.	Each Transaction Document constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.	The execution and delivery by the Company of each Transaction Document does not, and the performance by the Company of its obligations thereunder will not (a) violate the Company’s agreement of limited partnership or the agreement of limited partnership of Energy Transfer Partners GP, L.P. or (b) result in any violation by the Company of any Applicable Law (as defined below).

“Applicable Laws” means those laws, rules and regulations of the State of New York and the United States of America and the rules and regulations adopted thereunder, that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. However, the term “Applicable Laws” does not include, and we express no opinion with regard to any state or federal laws, rules or regulations relating to: (A) pollution or protection of the environment; (B) zoning, land use, building or construction; (C) occupational safety and health or other similar matters; (D) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended; (E) the regulation of utilities and the Public Utility Regulatory Policy Act of 1978, as amended; (F) antitrust and trade regulation; (G) tax; (H) securities, including, without limitation, federal and state securities laws, rules or regulations and the Investment Company Act of 1940, as amended; or (I) copyrights, patents and trademarks.

October 5, 2007 Page 6
6.	No Governmental Approval (as defined below) which has not been obtained or taken and is not in full force and effect, is required to be obtained or taken by the Company to authorize, or is required in connection with, the execution and delivery by the Company of each Transaction Document to which it is a party or the performance by the Company of its obligations thereunder except those routine Governmental Approvals not required to consummate the transactions occurring on the Closing Date (as defined in the Loan Agreement) but required to be obtained or made after the date of this opinion to enable the Company to comply with the requirements of Applicable Law (such as those required to maintain the existence and good standing or foreign qualification of the Company). We express no opinion regarding any Governmental Approval required in connection with the Acquisition.

“Governmental Approvals” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Laws (as defined in paragraph 5 above).

7.	Assuming that the Company will comply with the provisions of the Loan Agreement relating to the use of proceeds, the execution and delivery of the Loan Agreement by the Company and the making of the Loans under the Loan Agreement and the application of the proceeds thereof does not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

The opinions set forth above are subject to the following qualifications and exceptions:
     (a) With respect to our opinion set forth in paragraph 1 above, we have relied solely on the certificate, dated September 24, 2007, of the Secretary of State of the State of Delaware and we have assumed that the information set forth in such certificate is true and correct as of the date hereof.
     (b) The enforceability of each Transaction Document and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.
     (c) With respect to our opinion set forth in paragraph 4 above, we express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Transaction Documents: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for,

October 5, 2007 Page 7
liability for its own negligence or to the extent that the same are inconsistent with public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions purporting to provide remedies inconsistent with applicable law; (iv) provisions relating to the creation, attachment, perfection or enforceability of any security interest; (v) provisions relating to powers of attorney, severability or set-offs; (vi) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York with respect to Transaction Documents governed by the laws of the State of New York); (vii) provisions purporting to exclude all conflicts-of-law rules; (viii) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (ix) provisions providing that decisions by a party are conclusive or may be made in its sole discretion; (x) provisions purporting to limit or restrict the rights of any Person to file a petition seeking the voluntary bankruptcy of such Person or any other Person; and (xi) provisions relating to electronic signatures.
          (d) Insofar as our opinion set forth in paragraph 4 above relates to the enforceability under New York law of the provisions of the Transaction Documents choosing New York law as the governing law thereof, such opinion is rendered solely in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law §§5-1401 (McKinney 1989)) (the “Act”) and is subject to the qualifications that such enforceability (i) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York Uniform Commercial Code, (ii) may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction.
          (e) We express no opinion herein regarding the enforceability of any provision in a Transaction Document that purports to prohibit, restrict or condition the assignment of such Transaction Document to the extent that such restriction on assignability is governed by Sections 9-406 through 9-409 of the NY UCC.
          We express no opinion as to the laws of any jurisdiction other than: (i) Applicable Laws and (ii) with respect to our opinions in paragraphs 1, 2, 3 and 5(a) above the Delaware Revised Uniform Limited Partnership Act, and the Delaware Limited Liability Company Act (as applicable).
          This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.
     This opinion letter is given solely for your benefit in connection with the transactions contemplated by the Transaction Documents and may not be furnished to, or relied upon by,

October 5, 2007 Page 8
any other person or for any other purpose without our prior written consent, provided that at your request, we hereby consent to reliance hereon by any Person who becomes a Lender under the Loan Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.6(b) of the Loan Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by such Person who becomes a Lender must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.
Very truly yours,
Vinson & Elkins L.L.P.

October 5, 2007
Wachovia Bank, National Association, as Administrative Agent
     on behalf of the Lenders defined below
1001 Fannin Street, Suite 2255
Houston, Texas 77002
Re: 364-Day Term Loan Agreement
     Ladies and Gentlemen:
     I am the General Counsel of Energy Transfer Partners, L.L.C., a Delaware limited liability company (“ETP LLC”), which is the general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership (“ETP GP”), which in turn is the general partner of Energy Transfer Partners, L.P., a Delaware limited partnership (the “Company”). This letter is being furnished to you in connection with the Company’s execution and delivery of that certain 364-Day Term Loan Agreement, dated as of October 5, 2007 (the “Loan Agreement”), among the Company, as borrower, Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the financial institutions from time to time party thereto as lenders (collectively, the “Lenders” and each individually, a “Lender”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement. The Loan Agreement and the Notes executed by the Company in favor of each Lender requesting a Note and delivered to the Administrative Agent on the date hereof are collectively hereinafter referred to as the “Loan Documents”.
     In rendering the opinions set forth herein, I have examined each of the Loan Documents and such other certificates, documents, statutes and other instruments as I have deemed necessary for purposes of rendering this opinion. As to any facts material to my opinion, I have made no independent investigation of such facts and have relied, to the extent that I deem such reliance proper, upon statements of public officials and officers or other representatives of the Company and on the representations and warranties set forth in the Loan Documents. In addition, I have assumed that all documents submitted as originals are authentic, that all copies submitted conform to the originals thereof, and that the signatures on all documents examined by me are genuine.
     Based upon the foregoing and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that:

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     (i) Each of ETP LLC, ETP GP and the Company is validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company or limited partnership (as applicable) power and authority to own or lease its properties owned or leased by it as of the date hereof and conduct its business in all material respects as such business is being conducted on the date hereof; and each is duly registered or qualified as a foreign limited partnership for the transaction of business under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.
     (ii) The execution, delivery and performance of the Loan Documents by ETP LLC as general partner of ETP GP, as general partner of the Company, will not result in a breach, default or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of ETP LLC, ETP GP or the Company pursuant to, (A) any bond, debenture, note or other evidence of indebtedness, or other document or instrument to which it is, respectively, a party or by which its assets may be bound that is material to its business or financial condition, or (B) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency or body known to me that is applicable to ETP LLC, ETP GP or the Company or any of its properties, which in the cases of clauses (A) and (B) would reasonably be expected to have a Material Adverse Effect. With respect to my opinion in clause (A) above, I have (i) made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in any bond, debenture, note or other evidence of indebtedness to the extent that any such covenant or provision would require a determination as to any financial or accounting matters, and (ii) assumed that a court would enforce such documents as written and have limited my opinion to matters readily ascertainable from the face of such documents without taking into account the application of any particular governing law.
     (iii) Except as described in the Loan Agreement or otherwise referred to therein, to my knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against ETP LLC, ETP GP or the Company, which is reasonably likely to have a Material Adverse Effect.
     (v) The Company is not an “investment company” within the meaning of, nor subject to regulation as an “investment company” under, the Investment Company Act of 1940, as amended.
     The opinions expressed herein are based upon and are limited to federal laws and the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, and state laws (including, without limitation, the laws of the State of Texas) relevant to the conclusions expressed in the last sentence of paragraph (i) above, and I express no opinion with respect to the laws of any other state, jurisdiction or political subdivision.

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     The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and I expressly disclaim any obligation to update the opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.
     This opinion letter is given solely for your benefit in connection with the transactions contemplated by the Transaction Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without my prior written consent, provided that at your request, I hereby consent to reliance hereon by any Person who becomes a Lender under the Loan Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.6(b) of the Loan Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which I may later become aware, and (iii) any such reliance by such Person who becomes a Lender must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time. No attorney-client relationship exists or has existed by reason of the preparation, execution and delivery of this opinion letter to any addressee hereof or other person or entity except for the Company, Energy Transfer Partners, L.L.C., and Energy Transfer Partners GP, L.P.

Very truly yours,

Thomas P. Mason

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